EXHIBIT 5
(713)  758-2750                                                 (713) 615-5637



                                 June 23, 1995



American General Corporation
2929 Allen Parkway
Houston, Texas  77019

Ladies and Gentlemen:

      We have acted as counsel for American General Corporation, a Texas corporation (the "Company"), in connection with the proposed issuance and sale by the Company of $150,000,000 principal amount of its 6 3/4% Notes Due 2005 (the "Notes") to be issued under a Senior Indenture, dated as of May 15, 1995 (the "Indenture"), between the Company and Chemical Bank, as trustee (the "Trustee"), pursuant to registration statements on Form S-3 (File Nos. 33-58317, 33-58317-01, and 33-58317-02) (collectively, the "Registration
Statement"), filed by the Company with the Securities and Exchange Commission on March 30, 1995 with respect to the Company's debt securities, preferred stock, common stock, and warrants to purchase debt securities, preferred stock or common stock.

      For the purposes of this opinion, we have examined such certificates, corporate records, documents and instruments and reviewed such questions of law as we considered necessary or appropriate for the purposes of this opinion. In the course of the foregoing investigation, we assumed (i) the genuineness of all signatures on, and the authenticity of, all documents and instruments submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, (ii) the due authorization, execution and delivery by the parties thereto, other than the Company, of all such documents and instruments examined by us, and (iii) that, to the extent that any such documents and instruments purport to constitute agreements of such other parties, they constitute valid and binding obligations of such other parties.

      Based on the foregoing examination and review, we hereby advise you that, in our opinion, the Notes have been duly authorized by the Company and, when duly executed by the Company in the manner prescribed by the Indenture and authenticated by the Trustee and issued and delivered pursuant to the Indenture against payment of the authorized consideration to be received by you therefor, will have been validly issued and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture (subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar laws and judicial decisions relating to or
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American General Corporation
Page 2
June 23, 1995

affecting creditors' rights generally from time to time in effect and to general equity principles, whether in a proceedings at law or in equity).

      We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the related Prospectus, dated May 23, 1995, as supplemented by the Prospectus Supplement, dated June 21, 1995, relating to the Notes. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ Vinson & Elkins L.L.P

                                          VINSON & ELKINS L.L.P.
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